Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of February 12, 2008 (the “Effective Date”) between Tarragon Corporation, a Nevada corporation (the “Company”), and «Name» (“Executive”).
     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Certain Definitions. In addition to the terms defined elsewhere herein, certain words or phrases with initial capital letters shall have the meanings set forth in paragraph 9 hereof.
     2. Employment. The Company shall employ Executive, and Executive accepts employment with the Company as of the Effective Date, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 6 hereof (the “Employment Period”). Notwithstanding anything in this Agreement to the contrary, Executive will be an at-will employee of the Company and Executive or the Company may terminate Executive’s employment with the Company for any reason or no reason at any time, subject to the terms hereof.
     3. Position and Duties.
     (a) During the Employment Period, Executive shall serve as the «Title» of the Company and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company to expand or limit such duties, responsibilities and authority, either generally or in specific instances.
     (b) During the Employment Period, Executive shall report to the [Chief Executive Officer or President] of the Company.
     (c) During the Employment Period, Executive shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its subsidiaries and affiliates. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.
     4. Compensation and Benefits.
     (a) Salary. The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company’s practices as may be in effect from time to time. Executive’s initial salary shall be at the rate of $«Salary» per year (the “Base Salary”). The Board shall review Executive’s salary from time to time and may, in its sole discretion, increase it.

     (b) Annual Bonus. During the Employment Period, Executive will be eligible for an annual bonus based on the achievement of specified performance goals (as determined by the Board). If the Employment Period ends early pursuant to paragraph 6 on account of a Voluntary Termination or Termination For Cause, then Executive forfeits «Hisher» right to the annual bonus award for the applicable fiscal year in which such termination occurs. Notwithstanding the foregoing, Executive is guaranteed a minimum annual bonus for the initial 2008 fiscal year of not less than $ «Bonus» (the “Guaranteed Bonus”). Any bonus earned pursuant to this subparagraph 4(b) shall be paid to Executive in January of the calendar year following the calendar year in which such bonus was earned.
     (c) Standard Benefits Package. Executive shall be entitled during the Employment Period to participate, on the same basis as other employees of the Company, in the Company’s Standard Benefits Package. The Company’s “Standard Benefits Package” means those benefits (including insurance, vacation and other benefits, but excluding, except as hereinafter provided in subparagraph 7(b), any severance pay program or policy of the Company) for which substantially all of the employees of the Company are from time to time generally eligible, as determined from time to time by the Board.
     5. Equity Compensation.
     (a) During the Employment Period, Executive shall be eligible to participate in such equity incentive compensation plans and programs, if any, that are generally available to the Company’s senior executives and may receive equity award grants as determined by the Board in its sole discretion, subject to the terms and conditions of the applicable plans, programs and arrangements.
     (b) The Company has adopted the Amended and Restated Omnibus Plan (the “Omnibus Plan”) pursuant to which the Company may grant options, restricted stock and stock appreciation rights to Executive and other “Participants” (as defined in the Omnibus Plan).
     (c) Subject to the approval of the “Committee” (as defined in the Omnibus Plan), and notwithstanding the terms and conditions of the Omnibus Plan or any agreement evidencing an award, in the event that the Employment Period ends early pursuant to paragraph 6 on account of any reason other than a Termination For Cause or a Voluntary Termination, the unvested portion of any award granted under the Omnibus Plan shall become immediately and fully vested.

     6. Employment Period.
     (a) Except as hereinafter provided, the Employment Period shall continue until, and shall end upon, the third anniversary of the Effective Date.
     (b) Notwithstanding (a) above, the Employment Period shall end early upon the first to occur of any of the following events:
     (i) Executive’s death;
     (ii) the Company’s termination of Executive’s employment due to Permanent Disability (“Termination for Disability”);
     (iii) a Termination For Cause;
     (iv) a Termination Without Cause;
     (v) a Termination For Good Reason; or
     (vi) a Voluntary Termination.
     7. Post-Employment Payments.
     (a) At the end of Executive’s employment for any reason, Executive shall cease to have any rights to salary, equity awards, expense reimbursements or other benefits, except that Executive shall be entitled to (i) any Base Salary which has accrued but is unpaid, any reimbursable expenses which have been incurred but are unpaid, and any unexpired vacation days which have accrued under the Company’s vacation policy but are unused, as of the end of the Employment Period, (ii) any vested equity award grants or vested plan benefits which by their terms extend beyond the termination of Executive’s employment (but only to the extent provided in any equity award theretofore granted to Executive or under any other benefit plan in which Executive has participated as an employee of the Company and excluding, except as hereinafter provided in subparagraph 7(b), any severance pay program or policy of the Company) and (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). In addition, Executive shall be entitled to the additional benefits and amounts described in subparagraph 7(b), in the circumstance described in such subparagraph.
     (b) If the Employment Period ends early pursuant to paragraph 6 on account of a Termination for Disability, a Termination Without Cause or a Termination For Good Reason, Executive shall be entitled to receive:
     (i) «Hisher» Base Salary at the time of such termination for a period of «Months» months following such termination (the “Severance Period”) in accordance with the Company’s normal payroll practices;

     (ii) continuation of the Standard Benefits Package, to the extent available to terminated employees, including coverage in the Company’s medical and dental plan (with a monthly premium cost to Executive equal to the amount Executive was required to pay as a monthly premium for participation in such plan immediately prior to termination, which amount shall be withheld by the Company from payments made to Executive as described above in subparagraph (7)(b)(i)) until the earlier of (i) Executive notifies Company that he/she has coverage under another employer’s medical plan or (ii) the termination of the Severance Period. Executive agrees that the period of coverage under such plan shall count against such plan’s obligation to provide continuation coverage pursuant to COBRA. It is expressly understood that the Company’s payment obligations and Executive’s participation rights under this subparagraph (b) shall cease in the event of a material breach by Executive of the terms of this Agreement; and
     (iii) To the extent that the Guaranteed Bonus for fiscal year 2008 has not been fully earned or paid prior to the termination of employment, payment of the Guaranteed Bonus or the pro rata portion thereof earned during the period Executive was employed by the Company.
     (c) Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment.
     (d) Payments Subject to 409A of the Internal Revenue Code. Notwithstanding the foregoing provisions of paragraph 7, if Executive is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Internal Revenue Code (hereinafter “Section 409A”), upon «Hisher» termination of employment and if any portion of the payments to be received by Executive upon separation from service would constitute a “deferral of compensation” subject to Section 409A, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment will instead be paid or made available on the earlier of (i) the first business day of the seventh month after Executive’s termination of employment, or (ii) Executive’s death.
     (e) Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit under subparagraph 7(b) hereof unless (i) Executive executes a release of all current or future claims, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and the directors, officers, employees and affiliates of any of them, in a form approved by the Company within thirty (30) days following the effective date of termination of Executive’s employment and (ii) Executive does not revoke such release during any applicable revocation period.

     8. Covenants; Confidentiality; Nonsolicitation.
     (a) Return of Company Property. Executive agrees that upon termination of Executive’s employment with the Company, for any reason, Executive shall return to the Company, in good condition, all property of the Company, including without limitation, all credit cards, cash advances, work papers, computers, computer programs or tapes, telephones, blackberries or similar devices, customer lists, keys to facilities, vehicles or other items of transportation. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.
     (b) Cooperation. Executive agrees to make himself available, when reasonably requested, for depositions or testimony or to provide any other assistance requested in connection with any claim, dispute, lawsuit or administrative proceeding that may be brought by or against the Company and/or its subsidiaries after severance or termination of his/her employment. In the event Executive is called upon to render such services, the Company agrees to reasonably compensate Executive for such services.
     (c) Confidentiality. Executive will keep in strict confidence, and will not, directly or indirectly, at any time, during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment with the Company, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, pipeline and prospective deal information, or other business information. Notwithstanding the foregoing, “confidential information” herein shall not include information, knowledge and processes generally known to the public other than as a result of disclosure by Executive. The prohibition on disclosure herein shall not apply in the event Executive is asked by the Board to make such disclosure in the course of performing Executive’s duties and obligations to the Company or is required to make such disclosure by a court of competent jurisdiction, by any governmental agency or by any administrative, legislative or regulatory body. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during the Employment Period (except in the course of performing Executive’s duties and obligations to the Company) or after the termination of Executive’s employment shall constitute a misappropriation of the Company’s trade secrets.

     (d) Agreement Not to Solicit Employees; Non-Disparagement. Executive agrees that for a period of one (1) calendar year following the termination of «Hisher» employment with the Company for any reason: (i) Executive will not, either alone or on behalf of any other business engaged in a “Competing Business” solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as an agent of, the Company or its affiliates to terminate his or her contract of employment or agency (including employees at will), as the case may be, with the Company or its affiliates (other than Executive’s secretary or direct assistant); and (b) Executive agrees not to make or to encourage others to make statements of any kind that are critical, negative, defamatory or disparaging in nature with regard to the Company or its affiliates, including written, oral or electronic statements.
     (e) Company’s Duty to Indemnify and Defend. The Company agrees to and hereby affirms its obligations to indemnify Executive to the fullest extent authorized or permitted by applicable law, and to advance expenses and costs of defense to the fullest extent authorized or permitted by applicable law, both during and following the termination of Executive’s employment with the Company, as authorized under Article Ninth of its Articles of Incorporation, in the event that Executive is made or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of Executive’s position with or as an officer of the Company or by reason of the fact that Executive is or was serving in any other position or capacity for any other corporation, partnership, joint venture, trust or other enterprise at the request of the Company.
     9. Definitions.
     (a) “Competing Business” includes any person, entity or enterprise engaged, in whole or in part, in the acquisition, operation, leasing and management, design, development, construction, marketing or sale of high-density residential communities, mixed use developments, or commercial real estate.
     (b) “Permanent Disability” means that Executive, because of accident, disability, or physical or mental illness, is incapable of performing Executive’s duties to the Company or any subsidiary, as determined by a majority of the members of the Board of Directors. Notwithstanding the foregoing, Executive will be deemed to have become incapable of performing Executive’s duties to the Company or any subsidiary, if Executive is incapable of so doing for (i) a continuous period of 90 days and remains so incapable at the end of such 90 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.
     (c) “Termination For Cause” means the termination by the Company or any subsidiary of Executive’s employment with the Company or any subsidiary as a result of (i) the conviction of Executive for a felony or a fraud, (ii) gross negligence by Executive with respect to the Company or any subsidiary or affiliate of the Company, (iv) Executive’s abandonment of Executive’s employment with the Company or any subsidiary, or (v) any material breach by Executive of this Agreement, any other material agreement with the Company or any subsidiary, or a material employment policy of the Company, which is not cured within thirty days after written notice thereof to Executive.
     (d) “Termination For Good Reason” means Executive’s termination of Executive’s employment as a result of (i) a decrease in the Base Salary, or (ii) any breach of this Agreement by the Company that is not cured within thirty (30) days after receipt by the Company of written notice from Executive of such breach ; provided, that “Good Reason” shall cease to exist for an event on the sixtieth (60th) day following the occurrence or, if later, Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to either such date.
     (e) “Termination Without Cause” means the termination by the Company or any subsidiary of Executive’s employment with the Company or any subsidiary for any reason other than a termination for Permanent Disability or a Termination for Cause.
     (f) “Voluntary Termination” means Executive’s termination of Executive’s employment with the Company or any subsidiary for any reason, other than a Termination for Good Reason.
     10. Survival. Subject to any limits on applicability contained therein, paragraph 8 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.
     11. Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.
     12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
     Notices to Executive:
«Name»
«Address»
«Citystate»
     Notices to the Company:
Attn: Chief Executive Officer
Tarragon Corporation
423 West 55th Street
12th Floor
New York, New York 10019

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered.
     13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.
     14. Prevailing Party’s Litigation Expenses. In the event of litigation between the Company and Executive related to this Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.
     15. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
     16. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
     17. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.
     18. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of «NYTX». Executive agrees that the state and federal courts located in the State of «NYTX» shall have jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
     19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Tarragon Corporation

By:
Name:
Title:

«Name»

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